EXHIBIT 10.16

LOAN AGREEMENT

     THIS AGREEMENT made and entered into on this 30 day of March, 2004, by and between MITCHAM INDUSTRIES, INC. a Texas corporation, with principal offices at Huntsville, in Walker County, Texas (herein referred to as “Borrower”), and First Victoria National Bank, a national banking corporation, with its offices and domicile in Victoria, Victoria County, Texas, (herein referred to as “Lender”) to induce Lender to extend credit to Borrower in the amounts evidenced by the promissory notes described in Paragraphs II of this agreement (herein referred to as the “Loan”) and evidencing the line of credit described herein.

     In consideration of their mutual warranties, covenants and agreements contained herein and Lender’s extension of credit to Borrower in the amount aforesaid, Borrower and Lender hereby warrant, covenant and agree as follows:

I. WARRANTIES OF BORROWER

     A. That Borrower is a Texas corporation currently authorized to do business in the State of Texas, and that all franchise taxes, employment taxes, withholding taxes, income taxes, sales taxes, use taxes and all other taxes have been paid current to the date of this agreement.

     B. That the execution by Borrower of this agreement and the other documents described herein has been duly authorized by its corporate board and that all of the agreements, indentures, or conveyances described herein to be made or undertaken by Borrower are within its corporate powers and not prohibited by law or its governing documents.

     C. That this Loan Agreement and all promissory notes and security documents referenced herein are legal, valid and binding obligations of Borrower which are enforceable against Borrower in accordance with the respective terms thereof.

     D. That all audits and financial information submitted to Lender may be relied upon by Lender as fairly representing the financial condition of the companies or individuals to which the same relate, and that there has been no adverse change in the financial condition of Borrower subsequent to the presentment of the financial information now held by Lender.

     E. That there is no litigation, arbitration or governmental or regulatory proceedings pending or threatened against Borrower which, if adversely determined, could have a material adverse effect on Borrower’s financial condition or affect the legality, validity or enforceability of this Loan Agreement or any promissory notes or security documents referenced herein and that Borrower has no material contingent liabilities or material forward commitments which are not disclosed in the financial information now held by Lender.

     F. That there are no other liens or encumbrances against the property given as security for the payment of the hereinafter described loan, except as stated herein.

II. INDEBTEDNESS

     A. Lender shall advance to Borrower, according to the terms thereof and subject to the limitations expressed therein and in this agreement, the principal sums of such promissory notes as are executed by Borrower and delivered to Lender from time to time to evidence advances to Borrower for the purposes and on the terms and subject to the limitations set forth in Paragraph V.A.2 of this Agreement, pursuant to a line of credit established therein for the purchase of seismic survey equipment for the purposes of sale to others. Each such promissory note shall bear interest at the prime rate published in the Wall Street Journal (Southwest Edition) as the base rate on corporate loans established by a selected number of the largest banks in the United States, plus one-half of one percent (0.50%) per annum, as such rate is determined daily by Lender on the outstanding principal balance of such note, and shall provide for monthly installments of interest, as it accrues, and for payments of principal as follows:

1.	Two equal principal payments in the amount of twenty-five percent (25.00%) of the entire principal balance of the note on the date of the first of such principal payments. The first of such payments shall be due on the date six months after the date of the note and the second of such payments shall be due on the date nine months after the date of the note.

2.	One final principal payment in the amount of the entire remaining principal balance of the note (together with any accrued and unpaid interest). The final principal payment shall be due, together with any unpaid interest, on the date one year after the date of the note.

     B. Borrower agrees to execute and deliver to Lender such promissory notes in the form prescribed by Lender and on terms described herein, evidencing the indebtedness created by such advances.

     C. Borrower hereby acknowledges and agrees that Lender has and shall have the right, at any time, without the consent of or notice to Borrower, to grant participations in all or part of the obligations of Borrower evidenced by this note, together with any liens or collateral securing the payment hereof. In the event Lender elects to participate any Overline Portion (as hereinafter defined) of the obligations evidenced by this note and if Lender is unable to procure a participant or a participant fails or refuses to advance to Borrower any Overline Portion through no fault of Lender, it is agreed that Lender shall have no liability to Borrower to fund such Overline Portion, nor shall Lender have any obligation to procure funds from other sources or fund any amounts that would cause Lender to be in violation of any state or federal law with respect to Borrower being liable to Lender in an amount in excess of that permitted by such applicable law. The term “Overline Portion” shall mean the amount of loan proceeds in excess of the amount that Lender is permitted by applicable law or Lender’s loan policy limitations to loan to Borrower.

     D. Notwithstanding any other provision in this agreement or the provisions of any promissory note or other loan document to the contrary, Lender shall not charge or collect and Lender does not intend to contract for interest in excess of that permitted by law for loans of this kind and to prevent such occurrence, Lender will, at maturity, or an earlier final payment of any promissory note described above, determine the total amount of interest that can be lawfully charged or collected by applying the highest lawful rate of interest to the full periodic balances of principal for the period each is outstanding and unpaid and compare such amount with the total interest that has accrued under the terms of such note, and, if necessary to prevent usury, reduce the total amount of interest payable by Borrower to the lesser amount. If the amount of interest that has been collected exceeds the lawful amount, Lender shall either make direct refund of such excess to Borrower or credit it against other sums owed by Borrower to Lender, whichever Lender deems appropriate. If at any time the rate of interest provided for in any note shall exceed the highest lawful rate, the annual rate which interest shall accrue on such note shall be limited to such highest lawful rate. The highest lawful rate shall thereafter be the rate at which interest is accrued on such note until the total amount of interest accrued equals the amount of interest that would have accrued if the interest rate provided in such note had at all times been in effect, after which the interest rate provided in such note, if it does not exceed the highest lawful rate, shall apply. As used herein, the term “highest lawful rate” means the highest rate of interest permitted to be charged or collected under the applicable state or federal law for this type of loan applied to the full periodic balances of principal advances for the period each is outstanding and unpaid.

III. SECURITY

     A. As security for the loan, Borrower shall execute and deliver to, procure for, deposit with, and pay to Lender the following:

1.	Security agreements, financing statements, and title documents in form and content acceptable to Lender, executed by Borrower and covering all equipment purchased by Borrower with the proceeds of each promissory note delivered by Borrower from time to time pursuant to Paragraph II.A hereof, together with all accessions, repairs, replacements and substitutions thereto and therefor and all instruments, chattel paper, general intangibles, proceeds and cash proceeds arising therefrom, securing payment of the note and all other and future indebtedness of Borrower to Lender and evidencing a first lien and prior security interest in such collateral, whether now owned or hereinafter acquired by Borrower.

2.	Collateral Assignment to Lender, in form and content acceptable to Lender, of Borrower’s rights under any leases of equipment purchased with proceeds of any note delivered by Borrower hereunder which has not been paid in full.

3.	Such other documents and instruments as Lender may require for the perfection of liens and their registration under the laws of the State of Texas or of the United States.

4.	Hazard insurance policy or policies in form and content and issued by a company or companies with loss payable endorsements acceptable to Lender, insuring all collateral given as security against loss or damage and against vandalism and malicious mischief and insuring said collateral against the usual and customary risks and hazards as Lender may request, all of such policy or policies to be for a total amount acceptable to Lender.

5.	Such security agreements and pledges as are required by Lender to provide that all collateral for Borrower’s other and future indebtedness to Lender secures the indebtedness of Borrower arising from the Loan governed by this Agreement.

     B. Borrower shall execute and deliver to Lender such other documents and instruments as Lender may require to evidence the status or authority of Borrower and to evidence, govern or secure the payment of the Loan or any portion thereof.

IV. COVENANTS OF BORROWER

     A. For so long any portion of the Loan remains unpaid, Borrower covenants and agrees as follows:

POSITIVE COVENANTS

1.	That Borrower agrees to pay Lender, upon demand, all expenses of every nature incurred by Lender in connection with the consummation of the transaction contemplated by this agreement, or the enforcement or preservation of Lender’s rights hereunder, including attorney’s fees and expenses of Lender’s counsel, hazard insurance premiums, filing and recording fees, court costs, and other fees and reasonable expenses incurred by Lender.

2.	That Borrower shall furnish or cause to be furnished at its expense to Lender statements or reports in form and content acceptable to Lender on the forty-fifth (45th) day after the end of each quarter of Borrower’s fiscal year which shall set forth an operating statement and balance sheet for Borrower herein named as Borrower an ageing of notes, contract rights, accounts receivable and accounts payable of Borrower for the preceding calendar quarter. Lender shall be allowed to make reasonable inspections of all assets securing said loan and shall further have the right to inspect the books of Borrower or other records relating to the affairs of Borrower. The reasonable costs of any such inspection are to be borne by Borrower.

3.	That Borrower shall furnish at its expense to Lender annually, within ninety (90) days after the end of Borrower’s income tax reporting year, a report prepared and audited by a Certified Public Accountant for Borrower, including a balance sheet, income statement, sources and uses of funds statement, and a reconciliation of net worth.

4.	That while Borrower is indebted to Lender hereunder Borrower will:

a.	Perform all of its obligations to appropriate regulatory agencies;

b.	Punctually pay all indebtedness from time to time owing hereunder when due;

c.	Perform all of its obligations under the Security Instruments described herein;

d.	Promptly pay and discharge any and all indebtedness or obligations when due and owing, including all taxes of every kind and character, all assessments, and other claims which might give rise to a lien on the property given as security for this loan or impair Borrower’s obligation to conduct its business, except as it may in good faith contest or as to which a bona fide dispute may arise, provided provision is made to the satisfaction of Lender for eventual payment thereof in the event that it is found that such indebtedness or obligation or tax or claim is an obligation of Borrower, and when such dispute or contest is settled or determined, it will promptly pay the amount then due.

e.	Maintain and keep in force insurance of the types and in the amounts customarily carried by companies in similar lines of business, including adequate amounts of fire, windstorm, explosion, public liability, property damage, and workman’s compensation insurance; all insurance is to be carried in company or companies satisfactory to Lender, and Borrower will deliver to Lender from time to time, at the request of Lender, a schedule setting forth all insurance in effect;

f.	Maintain a standard and modern accounting system in accordance with generally accepted principles of accounting permit Lender to inspect its books of account and records at all reasonable times, furnish to Lender such information respecting the business affairs and financial condition of Borrower as Lender may reasonably request.

g.	Preserve all rights, privileges, franchises, licenses, and permits connected with its business and to the extent of its ability will conduct its business in an orderly, efficient manner without voluntary interruptions, and comply with all applicable laws and regulations of government agencies;

h.	Maintain preserve and keep all properties and equipment in good repair, working order and condition, and from time to time make all necessary and proper repairs, renewals, replacements, and improvements thereto so that at all times the efficiency and value thereof shall be fully preserved and maintained, and maintain leases, licenses and permits, but nothing herein contained shall prevent Borrower from in good faith contesting or seeking legal construction of any dispute, terms or conditions of a contract, lease or other obligation, Lender may, at reasonable times, visit and inspect any of the properties of Borrower;

i.	Maintain Borrower’s financial condition in compliance with the following ratio, as determined by Lender based on generally accepted accounting principals and computation methods adopted by Lender in Lender’s sole and exclusive discretion:

a.	A ratio of total debt to shareholders’ equity of not more than 0.6:1.0.

j.	To give notice in writing to Lender within 30 days of any proceedings by any public or private body, agency, or authority, pending or threatened, which may have a substantial adverse effect on Borrower, and of any litigation involving the possibility of judgments or liabilities in excess of an aggregate of $1,000,000.00 not covered by insurance.

5.	That Borrower will pay to Lender, at the time of each advance by Lender of the amount of one of the promissory notes described in Paragraph II.A hereof, a fee in the amount of one-quarter of one percent (0.25%) of the amount of such advance, such fee being in addition to all other charges and interest due to Lender under the terms of this Agreement and such note.

NEGATIVE COVENANTS

6.	Borrower will not, except with the prior written consent of Lender:

a.	Permit any lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) to exist on property given as security for this loan or on the income or profits thereof, excepting liens existing as of the date hereof and as otherwise provided herein.

b.	Assign any leases or the proceeds thereof to anyone except Lender;

7.	Borrower will take no action which would result in any change in the form of the corporate entity of Borrower or result in any reorganization, merger or consolidation of Borrower with any other entity during the term of this agreement without prior written consent of Lender.

8.	That Borrower may not assign or otherwise transfer this Agreement or any rights hereunder, and that this Agreement shall be binding upon Borrower an the representatives, heirs, executors, legal representatives and successors of Borrower.

9.	That Borrower shall not (i) borrow from any source in any amount; (ii) incur any obligations other than in the usual and normal course of Borrower’s operation; or (iii) guarantee the debt or obligation of others without the prior written approval of Lender.

10.	That, except after written notice to Beneficiary and where such use and the activities relating thereto are in strict compliance with all applicable laws and regulations, Borrower shall not hereafter permit any property which is (a) given as security for this Loan, (b) used by Borrower for any business or other activities financed by Lender, or (c) the source of repayment of this Loan, to be used in any way for the generation, transportation, treatment, disbursal, storage, discharge or disposal of any pollutants, hazardous or toxic substances, or hazardous wastes as defined or regulated by any of the following federal statutes: (a) The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended by the Superfund Amendments and Re-Authorization Act of 1986 (“SARA”), (b) the Resource Conservation and Recovery Act (“RCRA”), (c) the Toxic Substance Control Act (“TSCA”), (d) any amendments to or regulations promulgated by any agency under any of the above statutes, and (e) any other state or federal statute or regulation for the control of hazardous or toxic substances.

V. COVENANTS OF LENDER

     A. Subject to the terms of this agreement and of the notes and security instruments described herein, Lender covenants and agrees as follows:

1.	Lender shall, from time to time, advance to Borrower sums requested by Borrower for the purchase of seismic survey equipment by Borrower, with such advances to be evidenced by Borrower’s promissory notes executed pursuant to Paragraph II.A. of this Agreement. Each such advance shall be evidenced by a separate note in the form prescribed by Lender and payable to the order of the Borrower in the amount of such advance, as provided in Paragraph II.A. Such sums shall not in any case exceed eighty percent (80.00%) of the actual net cost to Borrower of the purchased equipment. In no event shall the total unpaid principal balance of all advances to Borrower under this Paragraph V.A.2 and Paragraph II.A.2 at any one time exceed Four Million Dollars ($4,000,000.00) in the aggregate and Lender shall have no obligation to Advance any sums in any amount which would cause the total of such advances in the aggregate to exceed such sum. Borrower’s right to request and Lender’s obligation to make the advances provided in this paragraph shall expire on the 30 day of June, 2005.

2.	Lender’s obligation to make any of the advances described in this Agreement will be subject to performance and fulfillment of the following conditions as well as those of the Security agreements described in Paragraph II.A.

a.	Presentation by Borrower of a request for advance in the amount of eighty-percent (80%) of the net cost to Borrower of the equipment to be purchased, together with an executed contract for the sale of the same equipment by Borrower to a bona fide third party.

b.	Compliance by Borrower with all terms and conditions of this Loan Agreement, with respect to said Loan and the absence of any default by Borrower hereunder.

c.	Payment of all fees and expenses contemplated by this Agreement.

d.	Execution of all notes, security agreements and other documents required by Lender.

e.	Furnishing of financial statements evidencing sound and satisfactory financial condition of each Borrower.

VI. DEFAULT AND REMEDIES

     A. The occurrence of any one of the following events of default shall, at the option of Lender and without notice or demand, except as described hereunder, make all or such parts of the sums owing from Borrower to Lender hereunder, as Lender in its discretion shall determine, immediately due and payable:

1.	Failure of Borrower to pay within 10 days after demand any sum past due hereunder;

2.	Failure of Borrower to pay upon demand any debt hereunder, the maturity of which has been accelerated;

3.	The breach of any warranties of Borrower herein contained in any material respect;

4.	Insolvency;

5.	The making by Borrower of an assignment for the benefit of creditors;

6.	The levy of any attachment, execution, or other like process against any of Borrower’s property;

7.	The voluntary suspension of business by Borrower;

8.	The entry of any decree or order of a court having jurisdiction in the premises appointing a receiver of all or any substantial part of Borrower’s property;

9.	The breach by Borrower of any of the provisions of this Agreement, or of any of the promissory notes or security instruments described herein, if the same is not remedied within 10 days after written notice from Lender.

10.	Any default by Borrower in the payment or performance of any other obligation of Borrower to Lender, including but not limited to any event of default under any other loan agreement between Borrower and Lender or any failure of Borrower to timely pay any sum when due on any indebtedness owing by Borrower to Lender, regardless of how arising, or any breach by Borrower of any covenant in any security agreement relating to any indebtedness of Borrower to Lender.

     B. That no waiver of any default on the part of Borrower shall be considered waiver of any other or subsequent default and no forbearance, delay, or omission in exercising or enforcing the rights and powers of Lender shall be construed as a waiver of such rights and powers, and likewise no exercise or partial exercise of any rights or powers hereunder by Lender shall be held to preclude further exercise of such rights and powers, and every such right and power may be exercised from time to time.

     C. The rights, powers and remedies given to Lender hereunder shall be in addition to all rights, powers and remedies given to Lender by law against Borrower and any other person.

     D. No action shall be commenced by Borrower for any claim against Lender under the terms of this Loan Agreement or arising from the subject loan relationship unless a notice in writing specifically setting forth the claim of Borrower shall have been given to Lender within six (6) months after the occurrence of the event which Borrower alleges gave rise to such claim. Failure to give such notice shall constitute a waiver of any such claim.

VII. GENERAL PROVISIONS

     A. Any notice or demand required or permitted to be given hereunder by Lender may be given in writing by depositing such notice in the United States Mail, postage prepaid, addressed to Borrower at P. O. Box 1175, Huntsville, Texas 77342-1175, Attn: Blake Dupuis, or such other place as Borrower shall have designated in writing. Notice shall be deemed to have been given 48 hours after being so deposited in the United States Mail.

     B. This agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Victoria County, Texas. Notwithstanding the provisions of this paragraph, Chapter 346 of the Texas Finance Code shall not apply to the loan governed by this agreement or any part thereof

     C. In any case, if any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

     D. This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

     E. This agreement shall apply to and govern the herein described extensions of credit and all renewals, extensions and rearrangements of such indebtedness of Borrower to Lender.

     EXECUTED on the date first hereinabove mentioned in Victoria, Victoria County, Texas.

MITCHAM INDUSTRIES, INC.

By:	/s/ P. Blake Dupuis

P. Blake Dupuis
Its Vice President
BORROWER

FIRST VICTORIA NATIONAL BANK

By:	/s/ John Howard

John Howard
Its Senior Vice President
LENDER

THE STATE OF TEXAS	§
§
COUNTY OF WALKER	§

     This instrument was acknowledged before me on March 20, 2004, by P. Blake Dupuis, as Vice President of MITCHAM INDUSTRIES, INC., on behalf of said corporation.

/s/ Susan Annette Lester

Notary Public, State of Texas

[SEAL AFFIXED]

THE STATE OF TEXAS	§
§
COUNTY OF VICTORIA	§

     This instrument was acknowledged before me on March 17, 2004, by John Howard, as Senior Vice President, as of FIRST VICTORIA NATIONAL BANK, on behalf of said corporation.

/s/ Christine M. Diaz

Notary Public, State of Texas

[SEAL AFFIXED]